Exhibit 99.1

FRANCESCA’S® COMPLETES section 363 asset sale

Under New Ownership, francesca’s® Will Continue to Serve Customers in at Least 275 Boutiques

HOUSTON, TX – February 1, 2021 – Francesca’s Holdings Corporation (the “Company”) and Francesca’s Acquisition LLC, an affiliate of TerraMar Capital LLC (“TerraMar”), today announced, after a fulsome auction and sale process under Section 363 of the United States Bankruptcy Code, that it completed the sale of substantially all of francesca’s® assets, including all inventory and the francesca’s® brand, to Francesca’s Acquisition LLC, Tiger Capital Group LLC (“Tiger”) and SB360 Capital Group, LLC (“SB360”).

francesca’s® will continue to serve its customers through at least 275 boutiques, its e-commerce channels and the Company’s existing Houston, TX headquarters. The new francesca’s® business has firm financial footing, which includes a new $25 million asset based revolving credit facility provided by affiliates of Tiger and SB360, Tiger Finance, LLC and Second Avenue Capital Partners, LLC.

The bankruptcy estates will be wound down through a liquidating plan.

“Today marks a new day for francesca’s®. We are excited to complete the sale of francesca’s® assets to our new ownership group who are committed to our business, our people and our brand. With the support of TerraMar, Tiger and SB360, we look forward to exploring new brand avenues, expanding our ecommerce channels, and providing our customers with the latest fashion options and treasure hunt experiences they know and love,” said Andrew Clarke, francesca’s® Chief Executive Officer.

“The closing of this transaction begins a new era for francesca’s®. The Company is well positioned to continue to provide great products for its customers but also expand new channels for growth.” said Joshua Phillips, Managing Partner of TerraMar.

Andy Babcock, Managing Director of Tiger said, “We are excited to be partnering with TerraMar and Mr. Clarke’s leadership team to invest in the future growth of francesca’s®. We see tremendous opportunity to take what is already a high-quality quality brand and, by bringing the necessary financial resources, create an even more sustainable business."

francesca’s® was represented in the sale by O’Melveny & Myers LLP and Richards Layton & Finger, P.A. as bankruptcy counsel and FTI Consulting, Inc. and FTI Capital Advisors LLC as the Company’s financial advisor and investment banker. TerraMar Capital, LLC and Francesca’s Acquisition, LLC was represented by McDonald Hopkins LLC and Young Conaway Stargatt & Taylor, LLP as counsel. Tiger Finance and Tiger Capital Group, LLC were represented by Greenberg Traurig, LLP.

Additional Information

Additional information about the asset sale, as well as other documents related to the restructuring and reorganization proceedings, is available at https://cases.stretto.com/francescas.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer that operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of today, francesca's® operates approximately 461 boutiques in 45 states throughout the United States and also serves its customers through www.francescas.com and its mobile app. For additional information on francesca's®, please visit www.francescas.com.

About TerraMar Capital LLC

TerraMar Capital LLC is an investment platform headquartered in Los Angeles that provides debt and equity capital to middle-market businesses facing an inflection point. We offer customized capital solutions for complex situations where speed and certainty are often important considerations.

About Tiger Capital Group, LLC.

Tiger Capital Group provides capital, asset valuation, advisory and disposition services to a broad range of retail, wholesale, and industrial clients. With over 40 years of experience and significant financial backing, Tiger offers a uniquely nimble combination of expertise, innovation and financial resources to drive results. Tiger’s seasoned professionals help clients identify the underlying value of assets, monitor asset risk factors and, when needed, provide capital or convert assets to capital quickly and decisively. Tiger maintains offices in New York, Los Angeles, Boston, Chicago, Houston and Toronto.

francesca’s® Contact:
Cindy Thomassee
832-494-2240
IR@francescas.com